                                                    Rule 424(b)(3)
                                                    File No. 33-62479

Pricing Supplement No. 60                           Dated: October 22, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $10,000,000                       Issue Price: 100 %

Original Issue Date: October 27, 1997      Stated Maturity Date: October 27,2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate
             [ ] Federal Funds Rate    [ ] Prime Rate [x] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 27th day of April and October of each year, beginning April 27, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                    Rule 424(b)(3)
                                                    File No. 33-62479

Pricing Supplement No. 60                           Dated: October 22, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)

Initial Interest Rate: 6.46%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                          Minimum Interest Rate: N/A

Spread (+/-): N/A                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .134%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 60
                       UNDER MTN-SERIES G PROGRAM: $1,909,750,000.00
                   b)  CUSIP #42333HHV7

Agent: BancAmerica Robertson Stephens
       231 South LaSalle Street
       Chicago, Illinois 60697